EXHIBIT 99.1

Auris Medical Holding AG

Equity Incentive Plan

Adopted August 21, 2014 and amended on April 13, 2017

Section 1. Purpose. The purpose of the Auris Medical Holding AG Long Term Incentive Plan (the “Plan”) is to motivate and reward those employees and other individuals who are expected to contribute significantly to the success of Auris Medical Holding AG (the “Company”) and its Affiliates, to perform at the highest level and to further the best interests of the Company and its shareholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)       “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee.

(b)       “Applicable Laws” means the laws applicable to the Company, its Affiliate, any employment or other relationship with a Participant, as the case may be, stock market or exchange rules and regulations or any stock exchange on which the Company is listed, or applicable accounting or tax rules and regulations.

(c)       “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award or Other Stock-Based Award granted under the Plan.

(d)       “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e)        “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death in accordance with Applicable Law.

(f)       “Board” means the board of directors of the Company.

(g)       “Cause” means, with respect to any Participant, “cause” as defined in such Participant’s Award Agreement, or if not so defined, such Participant:

(i)       having engaged in material misconduct in providing services to the Company or its Affiliates, including a material breach of the Company or its Affiliates internal policies or code of conduct;

(ii)       having engaged in conduct that he or she knew or reasonably should have known would be materially injurious to the Company or its Affiliates;

(iii)       having committed (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or, in the course of the performance of the Participant’s service to the Company or its Affiliates, material dishonesty; or

(iv)       the commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any Affiliate.

(h)       “Change of Control” means the occurrence of any one or more of the following events:

(i)       any one person, or more than one person acting as a group, acquires directly or indirectly ownership of the stock of the Company that, together with the stock held by such person or group, that constitutes more than 50% of the combined voting power of the Company’s outstanding securities ; or

(ii)       the consummation of (A) a merger or consolidation of the Company or any of its Affiliates with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any person or entity of assets of the Company and/or any of its Affiliates, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its Affiliates (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

(i)       “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j)       “Committee” means the compensation committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(k)       “Consultant” means any person, including an advisor, who is providing services to the Company or any Affiliate other than as an employee, officer or Director.

(l)        “Director” means any member of the Company’s Board of Directors.

(m)       “Disability” means, with respect to any Participant,:

(i)       a permanent and total disability that entitles the Participant to disability income payments under any long-term disability plan or policy provided by the

Company, its Affiliates or a pension plan under which the Participant is covered, as such plan or policy is then in effect;

(ii)       a permanent and total disability that entitles the Participant to disability income payments under any government invalidity or disability insurance; or

(iii)       if the Participant is not covered under a long-term disability plan or insurance, then the term “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months. In this case, the existence of any such Disability will be certified by a physician acceptable to the Company.

(n)       “Effective Date” means the date on which the Plan is adopted by the Board.

(o)       “Employee” means any person employed by the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion.

(p)       “Employment Agreement” means any employment, or similar agreement between the Company or any of its Affiliates and a Participant.

(q)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(r)       “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the day prior to the date in question (or, if there is no reported sale on such prior day, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s)       “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change of Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(t)        “Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 5.

(u)       “Other Stock-Based Award” means an Award granted pursuant to Section 9.

(v)       “Participant” means the recipient of an Award granted under the Plan.

(w)       “Performance Award” means an Award granted pursuant to Section 8.

(x)       “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(y)        “Restricted Stock” means any Share granted pursuant to Section 7.

(z)        “Retirement” means the Participant’s retirement after reaching the retirement age as established by the legislation in force in the jurisdiction of the Participant’s principal place of employment or as otherwise determined under applicable Company or Affiliate policies.

(aa)    “RSU” (“Restricted Stock Units”) means a contractual right granted pursuant to Section 7 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(bb)    “SAR” (“Stock Appreciation Right”) means any right granted pursuant to Section 6 to receive upon exercise by a Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(cc)     “Shares” means shares of the Company’s common stock.

(dd)     “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(ee)     “Termination of Service” means, (i) in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Affiliate, or, (ii) in the case of a Participant who is an independent contractor or other service provider, the date the performance of services for the Company or an Affiliate ended, or, (iii) in the case of a Director, the date such person ceases to provide services as a Director; provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a Director or an independent contractor shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate unless such Participant’s employment continues with the Company or another Affiliate.

Section 3. Eligibility.

(a)       Any Employee, Director, Consultant or any other individual who provides services to the Company or any Affiliate shall be eligible to be selected by the Committee at its discretion to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by Applicable Law.

(b)       Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible to be selected by the Committee at its discretion for grants of Substitute Awards under the Plan to the extent permitted under Applicable Law.

Section 4. Administration.

(a)       Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company and its Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. The Committee may delegate to one or more officers of the Company the authority to grant Awards.

(b)       Authority of Committee. Subject to the terms of the Plan, the Company’s articles of association and Applicable Law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (v) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with Applicable Law; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with Applicable Law.

(c)       Restrictive Covenants. The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

Section 5. Options. Within the limits of the articles of association, the Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)       The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that such exercise price shall not be less than the nominal value of a Share on the date of grant of such Option. A grantee of an Option shall not have any rights to dividends or other rights of a shareholder with respect to Shares subject to the Option until the grantee has exercised the Option and the Company has issued Shares to the grantee.

(b)       The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option; provided that the Committee may (but shall not be required to) provide in an Award Agreement for an extension of such 10-year term in the event the exercise of the Option would be prohibited by law on the expiration date.

(c)       The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part; provided that the minimum vesting period shall be 3 months. The Committee may specify in an Award Agreement that an “in-the-money” Option shall be automatically exercised on its expiration date.

(d)       The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

Section 6. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)       SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 5.

(b)       The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c)       The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d)       The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

Section 7. Restricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)       The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date).

(b)       Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)       Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(d)       The Committee may condition the grant of Restricted Stock or RSUs upon the attainment of specified performance criteria set forth in Section 8.

(e)       Unless otherwise determined by the Committee, an amount equivalent to any dividends declared on a Share will be credited with respect to an Award of Restricted Stock or RSUs and will be paid out in cash or Shares, as determined by the Committee, upon the vesting of the applicable Restricted Stock or RSU.

Section 8. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)       Performance Awards may be denominated as a cash amount, number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b)       Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, in the discretion of the Committee. The Committee shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of a Participant’s Termination of Service.

(c)       Performance Awards will be settled only after the end of the relevant Performance Period.

Section 9. Other Stock-Based Awards. The Committee is authorized, subject to limitations under Applicable Law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, or any combination thereof, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.

Section 10. Effect of Termination of Service or a Change of Control on Awards.

(a)       The Committee may provide, by rule or regulation or in any Award Agreement, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited, including by way of repurchase by the Company, in the event of a Participant’s Termination of Service prior to the end of a Performance Period or exercise or settlement of such Award.

(b)       The Committee may set forth the treatment of an Award upon a Change of Control in the applicable Award Agreement.

(c)       In the case of an Option or SAR Award, except as otherwise provided in the applicable Award Agreement, upon a Change of Control, a merger or consolidation involving the Company or any other event with respect to which the Committee deems it appropriate, the Committee may cause such Award to be canceled in consideration of (i) the full acceleration of such Award and either (A) a period of at least ten days prior to the effective date of such Change of Control to exercise the Award or (B) a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change of Control, merger, consolidation or other event or (ii) a Substitute Award (which immediately upon grant shall have an Intrinsic Value equal to the Intrinsic Value of such Award).

Section 11. General Provisions Applicable to Awards.

(a)       Awards shall be granted for such cash or other consideration, if any, as the Committee determines but within the limits of the articles of association; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)       Awards may, in the discretion of the Committee but within the limits of the articles of association and any shareholders’ resolutions applicable, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)       Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion but within the limits of the articles of association and any shareholders’ resolutions at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)       Except as may be permitted by the Committee, as specifically provided in an Award Agreement or in the event of the Participant’s death, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant and (ii)

during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant. The provisions of this Section 11(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

Section 12. Amendments and Termination.

(a)       Amendment or Termination of Plan. Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected Participant, if such action would materially adversely affect the vested rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with the Company’s articles of association and Applicable Law or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 16 of the Plan. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with the Company’s articles of association and Applicable Laws. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(b)       Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c)       Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with the Company’s articles of association and Applicable Law, or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 16 of the Plan. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 13(e)) affecting the Company, or the financial statements of the Company, or of changes in the Company’s articles of association or Applicable Laws, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)       No Repricing. Notwithstanding the foregoing, except as provided in Section 13(e), no action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof without approval of the Committee.

Section 13. Miscellaneous.

(a)       No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future Awards. The Company, in its sole discretion, maintains the right to make available future Awards under the Plan.

(b)       The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c)       Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)       The Company, or as the case may be, any Affiliate, shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable social security contributions, withholding taxes, source taxes and/or any other applicable taxes and contributions due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary in the opinion of the Company or as the case may be, any Affiliate, to satisfy all obligations for the payment of such taxes; provided that if the Committee allows the withholding or surrender of Shares to satisfy a Participant’s social security contributions, withholding taxes, source taxes and/or any other applicable taxes and contributions, the Company shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for applicable tax purposes, including payroll taxes.

(e)       In the event that the Board determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in Applicable Laws or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably any or all of:

(i)       the number and type of Shares (or other securities) which thereafter may be made the subject of Awards;

(ii)       the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii)       the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(f)       If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(g)       Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h)       No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 14. Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

Section 15. Term of the Plan. No Award shall be granted under the Plan after the Board terminates the Plan in accordance with Section 12(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such date shall remain in full force and effect, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such termination date.

Section 16. Cancellation or “Clawback” of Awards. The Company may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to a Participant. Any Award granted to a member of the Company’s executive management team or Board is, to the extent required by applicable Swiss laws and the Company’s articles of association, subject to approval by the general meeting of the shareholders of the Company.

Section 17. Section 409A of the Code. In the case any Participant is subject to U.S. taxation, with respect to Awards subject to Section 409A of the Code (“Section 409”), awards granted to such Participant under the Plan are intended to comply with the requirements of Section 409A and the regulations thereunder, and shall be interpreted in a manner that satisfies the requirements of Section 409A. Notwithstanding anything else in the Plan, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A) and the amount hereunder is “deferred compensation” subject to Section 409A, any distribution that otherwise would be made to such Participant with respect to this Award as a result of such termination shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A.

Section 18. Governing Law. The Plan and each Award Agreement shall be governed by the laws of Switzerland, without application of the conflicts of law principles thereof.